Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (“Agreement”) is entered into as of May 9, 2007, by and between BENJ. A SMITH III, a Michigan resident (“Smith”), and MACATAWA BANK CORPORATION, a Michigan corporation (“Company”).

RECITALS

        Smith and the Company previously entered into an Employment Agreement dated August 25, 2004, and wish to amend and restate that agreement to change the monthly compensation amount.

        Smith is the founder of Macatawa Bank (the “Bank”) and the Company. He currently serves as the Chairman and Chief Executive Officer of the Company. He has been in the banking and investment business for many years and is knowledgeable in all phases of the business of the Company and the Bank, including financial, management and operational matters and is a key employee who has played a major role in the success of the Company and the Bank. Smith is planning to resign his position as Chief Executive Officer of the Company. However, it is expected that Smith will continue to be actively engaged as an employee of the Bank or the Company for some period of time and the Company wishes to secure access to the benefits of Smith’s expertise and experience. The Company has also agreed that in the event of Smith’s death his family should have the benefit of the compensation provided in this Agreement even though Smith would not be available to serve the Company.

        References to a “Macatawa Entity” in this Agreement include the Company, the Bank and any other entity controlled by the Company or the Bank.

        Accordingly, the parties have entered into this Amended and Restated Agreement.

        1.        Commitment. At such time as Smith resigns as the Chief Executive Officer of the Company, the Company shall cause the Bank to continue Smith as an employee on the terms set forth in this Agreement.

        2.        Term. The term of the employment arrangement shall begin on the date (“Commencement Date”) that Smith resigns as the Chief Executive Officer of the Company. This arrangement will expire six (6) years after the Commencement Date (“Expiration Date”) unless terminated earlier as provided in this Agreement.

        3.        Services. During the term that the services are to be performed, Smith shall remain employed by the Bank. He shall be expected to provide services to the Bank and the Company in areas consistent with his current capacity and as directed by the Board of Directors or senior management of the Bank or the Company and is expected to devote time to Company business during the term of this agreement similar to the amount of time devoted currently. Such services may include providing advice and consultation with respect to any and all phases or aspects of the Bank’s or the Company’s business or operations.

        4.        Availability. Smith shall make himself available to perform services at reasonable times during ordinary business hours. It is understood and agreed, however, that such performance of such services shall not require Smith’s full-time or his physical presence at the Bank or Company offices but shall be sufficient if provided by telephone, by letter or e-mail advice or by meetings with Bank or Company officials and others at such place or places as may be mutually convenient and acceptable to the Bank or the Company and Smith. These provisions are consistent with Smith’s mode of operation in his current capacity with the Bank and Company.

        5.        Compensation. As compensation for Smith remaining employed by the Bank and performing the services contemplated during the term of this Agreement, the Company shall pay or cause the Bank to pay to Smith, Twenty Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($20,833.33) per month beginning as of the Commencement Date. In the event of Smith’s death before the Expiration Date, these payments shall continue to be made until the Expiration Date to Smith’s wife, or if she is deceased to Smith’s living children in equal shares. The Company or the Bank shall also promptly reimburse Smith for reasonable expenses that he incurs in connection with performing his services upon submission of proper verification to the Company as to the nature and amount of those expenses. Smith shall not be entitled to participate in the Company’s or the Bank’s health, medical, hospitalization, dental or disability plans. Smith shall be eligible to participate in the Company’s Stock Compensation Plan.

        6.        Termination. The service obligations of Smith and the Company’s payment obligations shall terminate:

(a) Immediately upon the Expiration Date;

(b) Immediately upon mutual written agreement of Company and Smith; or

(c) At the option of Company for “cause” as defined below. For purposes of this Agreement, “cause” shall be any of the following reasons:

(i) Smith’s personal dishonesty materially and adversely affecting a Macatawa Entity;

(ii) Willful misconduct materially and adversely affecting a Macatawa Entity;

(iii) Willful breach of a fiduciary duty to a Macatawa Entity involving personal profit; or

(iv) The order of any supervising agency with jurisdiction over the affairs of a Macatawa Entity or a court order obtained at the request of any such agency.

        For purposes of this Agreement, no act or failure to act on Smith’s behalf shall be considered “willful” unless done, or admitted to be done, by him not in good faith and unless he knew or should have known that his action or admission was not in, or was opposed to, the best interests of a Macatawa Entity; provided, that any act or omission to act on Smith’s behalf in reliance upon an opinion of counsel to the Company or counsel to Smith shall not be deemed to be willful. Smith shall not be deemed to have been terminated for cause unless or until there shall have been delivered to him a copy of the certification of a majority of the non-officer members of the Company’s Board of Directors finding that, in the good faith opinion of such majority, Smith was guilty of conduct deemed to be cause and specifying the details thereof, after reasonable notice to Smith and an opportunity for him, together with his counsel, to be heard before such majority.

        Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to this Section 6, the Company shall not be liable to Smith for any cost or obligation, except as may have been earned by Smith prior to the date of the termination.

        7.        Severability. The parties believe that every provision of this Agreement is effective and valid under applicable law, and whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid. If any provision of this Agreement is held, in whole or in part, to be invalid, the remainder of such provision and this Agreement shall remain in full force and effect, with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

        8.        Waiver. No provision of this Agreement shall be waived by any party hereto, unless such waiver is in a writing, signed by a duly authorized representative of the party against whom such waiver is sought to be enforced. A waiver by either party of any breach or failure to comply with any provision of this Agreement by the other party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

        9.        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors and assigns.

        10.        Amendment. This Agreement may not be amended or modified except by the further written agreement of Company and Smith.

        11.        Notice. All notices hereunder shall be sent by telefax or by U.S. Mail, by mailing such notice in the Untied States mail, first-class postage prepaid, registered or certified mail, return receipt requested to the other party at the last known address of such party or at such other address as a party shall from time to time designate in writing to the other party.

        12.        Applicable Law; Jurisdiction; Venue. The terms and conditions of this Agreement shall be governed, construed, interpreted and enforced in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the Circuit Court of Ottawa County, Michigan or the federal district court for the Western District of Michigan. The parties specifically consent and submit to the jurisdiction and venue of such state or federal court.

        13.        Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. The provisions of this Agreement shall supersede all contemporaneous oral agreements, communications and understandings and all prior oral and written communications, agreements and understandings between the parties with respect to the subject matter of this Agreement. Each party acknowledges that no representation, inducement or condition not set forth herein has been made or relied upon by either party.

        IN WITNESS WHEREOF, Company and Smith have executed this Agreement as of the Effective Date, intending to be legally bound.

SMITH /s/ Benj. A. Smith, III —————————————— Benj. A. Smith, III

MACATAWA BANK CORPORATION By: /s/ Philip Koning —————————————— Philip Koning Treasurer and Secretary